                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             NORDSON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             NORDSON CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                                [NORDSON LOGO]

                             NORDSON CORPORATION

                                NOTICE OF 1995
                                ANNUAL MEETING
                             AND PROXY STATEMENT

[NORDSON LOGO]


Eric T. Nord
Chairman of the Board

William P. Madar
President and Chief
  Executive Officer

                                                                January 27, 1995

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Stocker Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 9, 1995. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

ERIC T. NORD,                           WILLIAM P. MADAR,
Chairman of the Board                   President and Chief
                                        Executive Officer

                              NORDSON CORPORATION

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at The Stocker Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 9, 1995. The purposes of the meeting are:

  1. To elect three directors to the class whose term expires in 1998.

  2. To approve the Nordson Corporation 1995 Management Incentive Compensation Plan.

  3. To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 10, 1995 are entitled to notice of and to vote at the meeting.

                                   For the Board of Directors

                                   WILLIAM D. GINN
                                   Secretary

January 27, 1995

                              NORDSON CORPORATION

                                PROXY STATEMENT

The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on March 9, 1995, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on page 2 and for the proposal to approve the Nordson Corporation 1995 Management Incentive Compensation Plan. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about January 27, 1995. Nordson's executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145. Its telephone number is
(216) 892-1580.

                             ELECTION OF DIRECTORS

Nordson's Board of Directors is composed of nine directors, three of whom are elected each year. Each of the directors serves for a term of three years and until a successor is elected. The Board met six times during the last fiscal year.

Nominees for election as directors with terms expiring in 1998, as well as present directors whose terms will continue after the meeting, appear below.

NOMINEES FOR TERMS EXPIRING IN 1998

WILLIAM D. GINN, age 71, has been a director of Nordson since 1959. Mr. Ginn has been Of Counsel to Thompson, Hine and Flory, a law firm, since January 1993. Prior to that time he was a Partner with Thompson, Hine and Flory for more than five years. He is a director of the Davey Tree Expert Company, a tree and lawn care company. Thompson, Hine and Flory has in the past provided and continues to provide legal services to Nordson.

STEPHEN R. HARDIS, age 59, has been a director of Nordson since 1984. He has served as Vice Chairman and Chief Financial and Administrative Officer of Eaton Corporation since April 1986. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Eaton, KeyCorp, a bank holding company, The Progressive Corporation, an insurance holding company, and First Union Real Estate Equity and Mortgage Investments, a real estate investment company.

DR. JACOB O. KAMM, age 76, has been a director of Nordson since 1959. He has been an economic and financial consultant for more than five years. He is a trustee of Gradison-McDonald Cash Reserves Trust, Gradison Growth Trust, Gradison Custodian Trust, and Gradison-McDonald Municipal Custodian Trust.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1997

WILLIAM P. MADAR, age 55, has been a director of Nordson since 1985. He has served as President and Chief Executive Officer of Nordson since February 1986. Mr. Madar is a director of National City Bank, a national banking association, Brush Wellman, Inc., a producer and supplier of beryllium and related products, specialty metal systems, and precious metal products, and The Lubrizol Corporation, a manufacturer of specialty chemicals.

WILLIAM W. COLVILLE, age 60, has been a director of Nordson since 1988. He was Senior Vice President-Law and General Counsel of Owens-Corning Fiberglas Corporation from 1984 until December 1994 and currently serves as a consultant to Owens-Corning. Owens-Corning manufactures glass fiber products and related materials.

EVAN W. NORD, age 75, has been a director of Nordson since 1942. He was Vice President and Treasurer of Nordson for more than five years prior to his retirement in 1978. Evan Nord is Eric Nord's brother.

PRESENT DIRECTORS WHOSE TERMS EXPIRE
IN 1996

DR. GLENN R. BROWN, age 64, has been a director of Nordson since 1986. He is a retired Senior Vice President and Director of The Standard Oil Company (now BP America, Inc.). He served as Vice Provost for Corporate Research and Technology Transfer of Case Western Reserve University from January 1991 to July 1993 and Dean of the Colleges of Case Western Reserve University from August 1987 to January 1991. He is a director of Ferro Corporation, a producer of industrial specialty materials.

DR. ANNE O. KRUEGER, age 60, has been a director of Nordson since 1990. She has been a Professor of Economics at Stanford University since July 1993 and a Professor of Economics at Duke University from January 1987 to June 1993. She is a director of Western Digital Corporation, an international supplier of large scale integrated chips and board-level subsystems and systems.

ERIC T. NORD, age 77, has been a director of Nordson since 1941. He has served as Chairman of the Board of

Nordson for more than five years. Eric Nord is Evan Nord's brother.

COMMITTEES OF THE BOARD OF DIRECTORS;
ATTENDANCE

The present members of the Audit Committee are Messrs. Ginn and Evan Nord and Drs. Brown, Kamm and Krueger. The Audit Committee reviews the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson's systems of internal control. The Committee also recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. The Audit Committee met four times during the last fiscal year.

The present members of the Compensation Committee are Messrs. Colville, Hardis, Eric Nord and Dr. Krueger. The Compensation Committee recommends to the Board of Directors the salary and other compensation of Nordson's President and Chief Executive Officer, approves salary increases for other executive officers, supervises the administration of Nordson's 1993 Long-Term Performance Plan (the "Performance Plan"), Management Incentive Compensation Plan (the "Bonus Plan"), Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and other pension and retirement plans. The Compensation Committee met three times during the last fiscal year.

The present members of the Nominating Committee are Messrs. Hardis, Madar, Eric Nord and Dr. Brown, with Mr. Madar being a nonvoting member. The Nominating Committee screens and nominates candidates for election as directors and recommends committee members for appointment by the Board of Directors. A shareholder who wishes to suggest a director candidate for consideration by the Nominating Committee should send a resume of the candidate's business experience and background to Mr. Madar at Nordson.

The Nominating Committee met once during the last fiscal year.

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served.

COMPENSATION OF DIRECTORS

Nordson pays directors who are not employees a fee of $4,500 per quarter, $1,000 for each Board meeting attended and, unless the committee meeting is held on the same day as a Board meeting, $1,000 for each committee meeting attended with an additional $400 per quarter for committee chairmen.

Directors may defer all or part of their fees until retirement under the Performance Plan. The fees may be deferred as cash and credited with interest at a U.S. Treasury rate, or they may be translated into stock equivalents based on the market price of Nordson Common Shares when the fees are earned and credited with additional stock equivalents when dividends are paid.

Each non-employee director was granted a Director Option on March 10, 1992. Any new non-employee director will be granted a Director Option at the time of appointment or election. Such directors who continue in office will receive an additional Director Option five years after the previous Director Option was granted.


OWNERSHIP OF NORDSON COMMON SHARES

The following table shows the number and percent of Nordson Common Shares beneficially owned on January 10, 1995 by each of the directors, each of the executive officers named in the Summary Compensation Table set forth on page 14, and by all directors and executive officers as a group.


                                 Number of
            Name                 Shares (1)     Percent
- - -----------------------------    ----------     -------
Dr. Glenn R. Brown                   7,772         0.0%
William W. Colville                  7,235         0.0%
William D. Ginn (2)(3)(4)(5)       815,393         4.4%
Stephen R. Hardis                   23,134         0.1%
Dr. Jacob O. Kamm                  103,937         0.6%
Dr. Anne O. Krueger                  2,797         0.0%
William P. Madar (8)               439,618         2.4%
Evan W. Nord (3)(6)(7)           2,815,447        15.3%
Eric T. Nord (3)(4)(6)           2,469,403        13.4%
Edward P. Campbell (8)              85,275         0.5%
John E. Jackson (8)                102,928         0.6%
Werner Bohm (8)                     36,742         0.2%
Yoshihiko Miyahara (8)              32,637         0.2%
21 directors and executive       7,317,726        38.5%
  officers as a group (9)

- - ---------------

(1) Except as otherwise stated in notes (2) through (9) below, beneficial ownership of the shares held by each of the directors, executive officers and nominees consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the nominee or director. Beneficial ownership of the shares held by the non-employee directors (other than Dr. Kamm) includes the right to acquire 437 shares on or before March 9, 1995 under the Director Option provisions of the Per-


                                        6

    formance Plan, as well as the right to acquire the following number of shares under the Directors Deferred Compensation provisions of the Performance Plan: Dr. Brown, 5,885 shares; Mr. Colville, 4,198 shares; Mr. Hardis, 10,697 shares; Dr. Krueger, 2,360 shares; and Eric Nord, 6,587 shares.

(2) These include 184,174 shares held by Mr. Ginn as trustee of various trusts for the children and grandchildren of Eric Nord and Evan Nord.

(3) These include 366,058 shares held by The Nord Family Foundation. As trustees of this foundation, Eric Nord, Evan Nord and Mr. Ginn have shared voting power and shared investment power with respect to these shares.

(4) These include 80,000 shares held by the Eric and Jane Nord Foundation. As trustees of this foundation, Eric Nord and Mr. Ginn have shared voting power and shared investment power with respect to these shares.

(5) These include 6,000 shares held by the Ginn Family Fund. As a trustee of this fund, Mr. Ginn has shared voting power and shared investment power with respect to these shares.

(6) These include 1,002,780 shares held by Eric Nord and Evan Nord as testamentary trustees under the will of Walter G. Nord, the founder of Nordson. Eric Nord and Evan Nord have shared voting power and shared investment power with respect to these shares.

(7) These include 500,000 shares held by the Cynthia W. Nord Charitable Remainder Unitrust. As trust advisor of that trust Evan Nord has voting power with respect to these shares.

(8) These include the right to acquire shares on or before March 9, 1995 in amounts as follows: Mr. Madar, 220,148 shares; Mr. Campbell, 82,100

                                        7

    shares; Mr. Jackson, 80,900 shares; Mr. Bohm, 12,000 shares; and Mr. Miyahara, 14,625 shares.

(9) These include the shares held by The Nord Family Foundation. Beneficial ownership of the shares held by each of the directors and officers as a group consists of sole voting power with respect to 5,000 shares, sole voting and sole investment power with respect to 2,586,289 shares, shared voting power and shared investment power with respect to 4,089,813 shares, and the right to acquire 636,624 shares on or before March 9, 1995.

As of October 30, 1994, present and former directors, officers, and employees of Nordson and their families beneficially owned over 11 million Nordson Common Shares, representing more than 60% of the outstanding shares. Nordson is party to an agreement that, with some exceptions, gives Nordson a right of first refusal with respect to proposed sales of Nordson Common Shares by Evan Nord and Eric Nord, individually or as testamentary trustees, Mr. Ginn, as trustee, and The Nord Family Foundation.

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Nordson and persons who own more than ten percent of Nordson's common shares to file reports of ownership and changes in ownership of Nordson common shares held by them with the Securities and Exchange Commission ("SEC"). Those officers, directors and greater than ten-percent shareholders are required by the SEC to furnish Nordson with copies of all Section 16(a) forms filed by them.

Based on its review of the copies of the Section 16(a) forms received by it, the Company believes that, during the fiscal year ended October 30, 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were met except that one gift transaction and an acquisition transaction under the Nordson dividend reinvestment program by Yoshihiko Miyahara were inadvertently omitted from Mr. Miyahara's Form 5 filing for the year ended October 30, 1994, but subsequently reported on an amended Form 5 filing. Additionally, a transfer of Nordson shares from Evan Nord to a trust (which may be deemed to be required to file Section 16(a) reports) for the benefit of Evan Nord, who is also the trustee of the trust, was reported on a late Form 3 filing.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors, each member of which is a non-employee director, is responsible for approving executive management compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers ("Officers"). The Committee also administers employee stock plans and certain other benefit plans.

The Committee and the Board believe that the executive management compensation program should support the goals and objectives of the Company. These goals and objectives should balance the importance of annual financial performance with the equally important creation and protection of long-term fundamentals which support long-term growth and profitability.

Nordson's executive management compensation program:

  -- establishes compensation performance objectives that are directly linked to corporate goals;

  -- provides a high degree of leverage between compensation and corporate performance;

  -- creates long-term incentives directly linked to shareholder returns; and

  -- is designed to attract, retain and motivate key executives.

Total Cash Compensation

Nordson's corporate goal is to double the value of the Company over a five-year period, with the primary value set by the market for Company shares. Two annual performance objectives to support the achievement of this goal have been established: 1) an annual return on average invested capital of 16%; and 2) earnings per share growth of 15% per year.

The Committee believes that consistent achievement of these two objectives will lead to doubling the value of the Company over a five-year period. The Officer cash compensation program, which consists of a fixed annual base salary plus an annual cash bonus, is designed to link directly to the achievement of these two annual performance objectives.

In establishing the Officer cash compensation levels, the Committee uses a peer group of approximately 250 manufacturing companies having similar sales volume and/or market value. This is a changing group of companies, with which Nordson would compete for Nordson executive talent or be a source from which future executives might be recruited.

This comparison group of companies is not identical to the companies included in the S&P 500 Index or the S&P Diversified Manufacturing Index used in the performance graph appearing on page 23. Nordson believes that these indices are a useful comparison for purposes of comparing Nordson's share price performance to the performance of a broad group of comparable companies. However, the companies included in these indices are not necessarily companies with which Nordson competes for executive talent or that would be a source from which future executives may be recruited, and are therefore an inappropriate group of companies for purposes of establishing cash compensation levels.

The Officer cash compensation program is designed such that if Nordson's financial performance is equal to the median financial performance of the peer group of companies, each Officer's total cash compensation will be less than the median compensation for similar positions in the peer group. As Nordson performance increases above the median for the peer group, Officer total cash compensation will increase correspondingly such that the percentile ranking of each Officer's total cash compensation will correlate with the percentile ranking of Nordson performance.

Base Salary

Officers' base salaries are targeted at the 50th percentile salary for similar positions within the peer group of companies. The Committee reviews the competitiveness of Officers' base salaries annually and if appropriate, salaries are changed based upon individual performance, competitive position and salary practices of the peer group companies.

Annual Cash Bonus

The bonus portion of cash compensation is paid pursuant to the existing Bonus Plan and is highly leveraged to achievement of the two corporate performance objectives.

Seventy percent of the cash bonus eligibility is based on the return on average invested capital component of the plan, with a bonus being paid if Nordson's annual return is at least 8%, and attaining its maximum when the return reaches 20%. The remaining 30% of the cash bonus eligibility is based on the earnings per share component, with a bonus being paid if Nordson's earnings per share growth is positive, and attaining its maximum when growth reaches 30%.

Nordson achieved a 1994 return on average invested capital of 20% which exceeded the corporate objective of 16%. Earnings per share growth equaled the 15% goal. Since performance exceeded the threshold payment level, Mr. Madar and the other Officers were paid bonuses based upon the factors described above.

Stock Options

The Committee believes that through the use of stock options, Officer interests are directly tied with those of the Company's shareholders.

Officers are issued stock option grants annually with an exercise price equal to the fair market value of the shares on the date of grant. These options are not fully exercisable until four years following the date of grant and expire in ten years, to reinforce a long-term perspective and to help retain key executives.

The intent is to provide stock option grants competitive with those offered to similar positions within the peer group of companies.

Deduction Limitation on Executive Compensation

The recently enacted Revenue Reconciliation Act of 1993 precludes a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to certain of the Officers. These provisions became effective for the Company's tax year beginning October 31, 1994.

On October 27, 1994, the Committee adopted the Nordson Corporation 1995 Management Incentive Compensation Plan (the "1995 Bonus Plan"). Subject to shareholder approval at the Annual Meeting, the Committee believes that the 1995 Bonus Plan satisfies the Internal Revenue Service's requirements for "performance-based" compensation which would not be subject to the deductibility limitation under currently proposed Internal Revenue Service regulations. As discussed under the heading "Proposal" beginning on page 26, the 1995 Bonus Plan is being submitted to shareholders for approval at the Annual Meeting. The Committee will continue to monitor its compensation policy, including compensation, if any, paid under the 1995 Bonus Plan, for deductibility under these regulations.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

  William W. Colville, Chairman
  Stephen R. Hardis
  Dr. Anne O. Krueger
  Eric T. Nord

  January 27, 1995

SUMMARY COMPENSATION TABLE

The following table sets forth individual compensation information for the fiscal year ended October 30, 1994, for William P. Madar, and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended October 30, 1994 exceeded $100,000:

                                                                                         Long-Term Compensation
                                                                                       --------------------------
                                                     Annual Compensation
                                            --------------------------------------               Awards
                                                                         Other         --------------------------
             Name                                                        Annual         Restricted                     All Other
         And Principal                       Salary       Bonus       Compensation     Stock Awards     Options/      Compensation
           Position                Year       ($)          ($)            ($)              ($)          SARs (#)        ($) (1)
- - -------------------------------    ----     --------     --------     ------------     ------------     ---------     ------------
William P. Madar                   1994      600,000      648,000        646,117(2)              0        75,000          75,134
President &                        1993      565,150      505,000        929,943(2)              0        50,000         101,028
CEO                                1992      536,705      516,954                        1,560,000(3)     19,341
Edward P. Campbell                 1994      253,000      249,000              0                 0        16,000          24,890
Executive Vice President           1993      214,000      155,500              0                 0        16,000          35,810
& Chief Operating Officer          1992      195,000      188,000                                0        14,000
John E. Jackson                    1994      230,000      202,000              0                 0        16,000          25,006
Senior Vice President              1993      214,000      155,500              0                 0        16,000          35,913
                                   1992      195,000      188,000                                0        14,000
Werner Bohm                        1994      220,000      193,000              0                 0        16,000          20,417
Senior Vice President              1993      200,000      145,000         72,229(4)              0        16,000          27,117
                                   1992      170,000      170,000                                0        14,000
Yoshihiko Miyahara (5)             1994      310,707       79,350              0                 0        10,500               0
Vice President                     1993      269,565       72,444              0                 0        10,500               0
                                   1992      235,147       54,868                                0         9,000

                                      14

- - ---------------

(1) Includes in each case, employer matching and allocations made to Nordson Corporation's Employee Savings Trust Plan and Supplemental Plan, and Nordson's Employee Stock Ownership Plan and Supplemental Plan, as follows:
    Mr. Madar, $32,285 and $42,849; Mr. Campbell, $11,168 and $13,722; Mr.
    Jackson, $11,168 and $13,838; and Mr. Bohm, $7,500 and $12,917,
    respectively.

(2) Represents a tax gross-up payment associated with restricted stock, granted under the employment agreement with Mr. Madar dated January 30, 1986, which is a direct function of the appreciation in Nordson share price.

(3) Amount shown for Mr. Madar represents the dollar value on the date of grant of 30,000 shares of restricted stock (none of which was restricted as of October 30, 1994) awarded during fiscal year 1992 under his January 1986 employment agreement prior to its amendment. (See "Agreements with Officers," beginning on page 24.)

(4) Represents a tax equalization payment associated with an expatriate assignment.

(5) Mr. Miyahara's salary and bonus are stated in U.S. Dollars and reflect the average annual Japanese Yen exchange rate in effect during each of the fiscal years noted.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding individual grants of stock options/SARs made during the fiscal year ended October 30, 1994 to each executive officer named in the Summary Compensation Table:

                                            INDIVIDUAL GRANTS
- - ---------------------------------------------------------------------------------------------------------
                                            NUMBER OF         % OF TOTAL
                                           SECURITIES        OPTIONS/SARS
                                           UNDERLYING         GRANTED TO       EXERCISE OR                     GRANT DATE
                                          OPTIONS/SARS       EMPLOYEES IN      BASE PRICE      EXPIRATION     PRESENT VALUE
                NAME                     GRANTED (1) (2)      FISCAL YEAR       ($/SHARE)         DATE           ($) (3)
- - -------------------------------------    ---------------     -------------     -----------     ----------     -------------
William P. Madar                              75,000             23.6%            53.50        11/01/2003       1,791,000
Edward P. Campbell                            16,000              5.0%            53.50        11/01/2003         382,080
John E. Jackson                               16,000              5.0%            53.50        11/01/2003         382,080
Werner Bohm                                   16,000              5.0%            53.50        11/01/2003         382,080
Yoshihiko Miyahara                            10,500              3.3%            53.50        11/01/2003         250,740

- - ---------------

(1) All options become exercisable beginning one year after grant date at 25% per year on a cumulative basis. The exercise price was equal to the fair market value on the date of grant. The exercise price and tax withholding obligations related to the exercise may be paid by cash, delivery of already owned shares, or by offset of the underlying shares, or any combination thereof.

                                      16

(2) No stock appreciation rights ("SARs") were granted to any employee other than stock appreciation rights ("Limited Rights") that become exercisable only upon the occurrence of a change in control of Nordson.

(3) These values were calculated using a Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:

     (a) Exercise at any time;

     (b) Volatility factor: 30.9%;

     (c) Assumed risk-free rate of interest: 4.6%;

     (d) Dividend of $.14 per share per quarter; and

     (e) No reduction in the value calculated has been made for possible forfeitures.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION/SAR VALUES

The following table sets forth information regarding each exercise of stock options/SARs during the fiscal year ended October 30, 1994, by each executive officer named in the Summary Compensation Table, and the value of unexercised stock options/SARs held by each executive officer named in the Summary Compensation Table:

                                                                                                      VALUE OF
                                                                                NUMBER OF            UNEXERCISED
                                                                               UNEXERCISED          IN-THE-MONEY
                                           NUMBER OF                         OPTIONS/SARS AT       OPTIONS/SARS AT
                                          SECURITIES                           FY-END (#)             FY-END($)
                                          UNDERLYING          VALUE
                                         OPTIONS/SARS        REALIZED         EXERCISABLE/          EXERCISABLE/
                NAME                       EXERCISED          ($)(1)          UNEXERCISABLE       UNEXERCISABLE(2)
- - -------------------------------------    -------------     ------------     -----------------     -----------------
William P. Madar                              6,400           298,368             188,395/             5,255,346/
                                                                                   92,838                570,184
Edward P. Campbell                                0                 0              70,600/             2,246,700/
                                                                                   35,000                277,500
John E. Jackson                               2,200           108,900              69,400/             2,288,100/
                                                                                   35,000                277,500
Werner Bohm                                   7,200           189,800              15,000/               290,500/
                                                                                   35,000                277,500
Yoshihiko Miyahara                           15,801           410,476              10,325/               210,700/
                                                                                   22,875                180,750

18

- - ---------------

(1) Represents the difference between the option exercise price and the last sales price of a common share on the NASDAQ National Market System on the date prior to exercise.

(2) Based on the last sales price of the common shares of $57.00 on the NASDAQ National Market System on October 28, 1994. The ultimate realization of profit on the sale of the common shares underlying such options is dependent upon the market price of such shares on the date of sale.


SALARIED EMPLOYEES' PENSION PLAN

Benefits under the U.S. Salaried Employees' Pension Plan are based on average annual compensation (salaries, commissions, and incentive bonuses) for the highest five years during the last 10 years of employment prior to retirement.
The following table shows the annual benefit payable under the Plan at age 65.

      Final
     Average                                    Years of Benefit Service
      Annual        --------------------------------------------------------------------------------
   Compensation          10               15               20               25               30
   ------------     ------------     ------------     ------------     ------------     ------------
   $ 100,000            $ 13,744         $ 20,618         $ 27,488       $   34,362       $   41,236
     200,000              28,743           43,118           57,485           71,861           86,236
     300,000              50,407           75,618          100,814          126,025          151,236
     500,000              87,070          130,618          174,140          217,668          261,236
     800,000             142,065          213,118          284,129          355,182          426,236
   1,100,000             197,059          295,618          394,118          492,677          591,236
   1,400,000             252,054          378,118          504,107          630,171          756,236
   1,700,000             307,048          460,618          614,096          767,666          921,236
   1,900,000             343,711          515,618          687,422          859,329        1,031,236
   2,100,000             380,374          570,618          760,748          950,992        1,141,236
   2,200,000             398,705          598,118          797,410          996,823        1,196,236
   2,300,000             417,037          625,618          834,074        1,042,655        1,251,236
   2,400,000             435,368          653,118          870,737        1,088,486        1,306,236

The amounts shown in the table represent the annual benefit (after reduction for Social Security payments) payable to an employee for life. Certain surviving spouse benefits are also available under the Plan, as well as early retirement benefits. The table has been prepared without regard to benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The years of benefit service credited under the Plan as of October 30, 1994 for the executive officers named in the Summary Compensation Table who participate in the Plan are as follows: Mr. Madar - 8 years; Mr. Campbell - 6 years; Mr. Jackson - 8 years; and Mr. Bohm - 17 years. Mr. Miyahara is not included in the pension plan described above but is covered by a pension arrangement that is specific to Nordson K.K., the Japanese subsidiary.

EXCESS DEFINED BENEFIT PENSION PLAN AND
EXCESS DEFINED CONTRIBUTION RETIREMENT PLAN

The Internal Revenue Code limits the benefits provided under the Salaried Employees' Pension Plan, the amount that an employee can contribute to the Employees' Savings Trust Plan, and the amount that Nordson can contribute on behalf of an employee under the Employees' Savings Trust Plan and the Employee Stock Ownership Plan.

The Excess Defined Benefit Pension Plan provides for the payment, out of Nordson's general funds, of the amount by which certain participants' benefits under the Salaried Employees' Pension Plan would exceed the limitations applicable to that Plan. The terms of payment under the Excess Defined Benefit Pension Plan are the same as those under the Salaried Employees' Pension Plan.

The table on page 20, which does not reflect benefit limitations imposed by the Internal Revenue Code, shows the aggregate annual pension benefits payable under both the Salaried Employees' Pension Plan and the Excess Defined Benefit Pension Plan.

The Excess Defined Contribution Retirement Plan provides for the payment, out of Nordson's general funds, of the amount by which the participant's contributions under the Employees' Savings Trust Plan and Nordson's contributions to the Employees' Savings Trust Plan and the Employee Stock Ownership Plan would exceed the limitations applicable to those Plans. Salaried employees who are designated by the Compensation Committee and who participate in the Employees' Savings Trust Plan or the Employee Stock Ownership Plan are eligible to participate in the Excess Defined Contribution Retirement Plan. Payments under the Excess Defined Contribution Retirement Plan may be made either in lump sum or in monthly installments over a two-year period. The Compensation Committee ad-ministers the Excess Defined Contribution Retirement Plan.

Benefits under the Excess Defined Contribution Retirement Plan resulting from the Internal Revenue Code limitations applicable to the Employees' Savings Trust Plan will be paid in cash, and benefits resulting from the Internal Revenue Code limitations applicable to the Employee Stock Ownership Plan will be paid in Nordson Common Shares. The amount to be paid in Nordson Common Shares is based on the benefits that participating employees would have received under the Employee Stock Ownership Plan if the Internal Revenue Code Limitations applicable to that plan had not been in effect.

The portions of Nordson's contributions under the Excess Defined Contribution Retirement Plan allocated to the accounts of the executive officers named in the compensation table except Mr. Miyahara, who does not participate in the plan, and to all current executive officers as a group during the fiscal year ended October 30, 1994 are as follows: Mr. Madar - $27,788 and 510 shares; Mr. Campbell - $6,671 and 82 shares; Mr. Jackson - $6,671 and 82 shares; Mr. Bohm - $425 and 68 shares; and all current executive officers as a group - $62,764 and 826 shares.

PERFORMANCE GRAPH

The following is a graph which compares the five year cumulative return from investing $100 on October 29, 1989 in each of Nordson Corporation common stock, the S&P 500 Index of companies and the S&P Diversified Manufacturing Index of companies, with dividends assumed to be reinvested when received. In prior years Nordson used the S&P Capital Goods Index rather than the S&P Diversified Manufacturing Index. The S&P Capital Goods Index does not report reinvestment of dividends while both Nordson and the S&P 500 Index, as well as the S&P Diversified Manufacturing Index, reflect reinvestment of dividends. If the S&P Capital Goods Index used in 1993 had been used in 1994 instead of the S&P Diversified Manufacturing Index, the levels for the index in the chart would have been as follows: 1989 -- $100, 1990
- - -- $86, 1991 -- $109, 1992 -- $109, 1993 -- $119, and 1994 -- $136.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG NORDSON CORPORATION, S&P 500 INDEX AND
                      S&P DIVERSIFIED MANUFACTURING INDEX

                                                                      S&P DIVERSIFIED
 MEASUREMENT PERIOD                                                    MANUFACTURING
(FISCAL YEAR COVERED)            NORDSON CORP.      S&P 500 INDEX          INDEX
       1989                           100                100                100
       1990                            74                 93                 89
       1991                           163                124                125
       1992                           181                136                136
       1993                           209                156                165
       1994                           221                162                182

* Assumes $100 invested on October 29, 1989 in Nordson Corporation, S&P 500 Index, and S&P Diversified Manufacturing Index. Total return assumes reinvestment of dividends.

AGREEMENTS WITH OFFICERS

In January 1986, Nordson entered into an employment agreement with Mr. Madar. The agreement had an initial five-year term, and was extended automatically for additional one-year terms unless terminated by either party upon certain conditions. The agreement was amended in March 1993 and conformed the method for determining Mr. Madar's cash compensation beginning in fiscal year 1994 to that used to establish the cash compensation for the other executive officers. As amended, the agreement provides for the continued employment of Mr. Madar until terminated by either party upon certain conditions.

Under the amended agreement, Mr. Madar's annual cash compensation beginning fiscal year 1994, which consists of an annual base salary and incentive compensation under the Bonus Plan, is determined annually by the Compensation Committee of the Board of Directors as described on pages 11 and 12. Mr. Madar is also eligible to receive grants of stock options during his employment term, as well as benefits and perquisites generally provided by the Company to its executive officers.

The amended agreement provides that Mr. Madar will receive a supplemental pension benefit that, in effect, maintains the benefits he would have received if he had remained with his former employer, and this benefit is essentially unchanged from the unamended January 1986 agreement. The amount of the benefit is equal to a percentage of his highest annual compensation (base salary and incentive compensation) over the 36 consecutive month period producing the highest average compensation reduced by the sum of the benefits payable under the pension plans of Nordson and his former employer and one-half of his estimated Social Security benefit. The percentage will be 56%, subject to reduction if the total number of years of employment with Nordson and his former employer is less than 35.

(Mr. Madar had 20 and 2/3 years of employment with his former employer). The benefit will also be reduced by 5% per year for retirement before age 60. The benefit may, at Mr. Madar's election, be paid in a lump sum or in any other form permitted under the Salaried Employees' Pension Plan. Mr. Madar is, under some circumstances, entitled to the continuation of certain compensation and benefits upon the termination of his employment or because of his death or disability.

Nordson has also agreed to provide Mr. Jackson with a supplemental pension benefit in order to restore the benefits he would have received if he had remained with his former employer. This benefit is calculated on the same basis as Mr. Madar's supplemental pension benefit. Mr. Jackson had 14 years of employment with his former employer.

Nordson has also agreed to provide Mr. Campbell with a supplemental pension benefit in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell's supplemental pension benefit will equal the amount by which his pension benefit under the Salaried Employees' Pension Plan would be increased if his prior service with his former employer were recognized under the plan. His highest average annual compensation and reduction in benefit if he retires before age 60 will be calculated on the same basis as under Mr. Madar's and Mr. Jackson's supplemental pension benefits. Mr. Campbell's amount of benefit will also be reduced by the benefits payable under his former employer's pension plan. Mr. Campbell had 11 years of employment with his former employer.

                                    PROPOSAL

                    Approval of the Nordson Corporation 1995
                     Management Incentive Compensation Plan

On October 27, 1994, the Committee adopted the "1995 Bonus Plan" and the Board of Directors recommended that the 1995 Bonus Plan be approved by the shareholders at the Annual Meeting. The effectiveness of the 1995 Bonus Plan is contingent on shareholder approval at the Annual Meeting.

The amendments in 1993 to the Internal Revenue Code adding Section 162(m) to the Internal Revenue Code and the proposed regulations promulgated thereunder provide that certain employee compensation for years beginning after December 31, 1993 in excess of $1,000,000 will not be deductible for federal income tax purposes. Section 162(m), however, enumerates certain types of compensation which will not be subject to the $1,000,000 limitation, including "performance-based" compensation. Among other requirements, Section 162(m) requires that in order for compensation to qualify as performance-based, the material terms of the compensation and the performance goals on which payment of such compensation is conditioned must be disclosed to and approved by the shareholders before payment is made.

Nordson's existing Bonus Plan and the performance goals thereunder have not been approved by shareholders and, consequently, awards under the existing Bonus Plan cannot qualify as "performance-based" as defined under Section 162(m). Awards under the existing Bonus Plan for the fiscal year ended October 30, 1994 and deducted by Nordson in such year are not subject to Section 162(m) because that fiscal year began prior to December 31, 1993. Compensation paid for the subsequent fiscal years, however, will be subject to the Section 162(m) limitations.

The 1995 Bonus Plan is designed to provide for compensation which will, subject to shareholder approval of the 1995 Bonus Plan, qualify as "performance-based" compensation under Section 162(m). In the event that shareholders do not approve the 1995 Bonus Plan, no awards will be made under the 1995 Bonus Plan, although other incentive awards may, subject to the considerations discussed above under the heading "COMPENSATION OF EXECUTIVE OFFICERS -- Compensation Committee Report on Executive Compensation" beginning on page 9, be paid in the future at the discretion of the Committee.

The Board believes that approval of the 1995 Bonus Plan will benefit Nordson and its shareholders by enabling Nordson to continue to attract and retain outstanding employees who can contribute to the continued growth and profitability of Nordson and to award those employees who do in fact so contribute.

The 1995 Bonus Plan is substantially similar to the Bonus Plan currently in place and discussed above under the heading "COMPENSATION OF EXECUTIVE
OFFICERS -- Compensation Committee Report on Executive Compensation" beginning on page 9 except that certain amendments have been made in order to provide that the compensation awarded under the 1995 Bonus Plan will quality as performance-based under Section 162(m).

These amendments include limitation of an Incentive Award to a participant for any Plan Year to 150% of base salary earnings, maximum dollar amounts for Incentive Awards to any participant in any Plan Year, and elimination of discretionary upward adjustment of Incentive Awards to participants by the Committee. While benefits, if any, to be paid under the 1995 Bonus Plan are not yet determinable, amounts paid for the fiscal year ended October 30, 1994 under the existing Bonus Plan for each of William P. Madar, Edward P. Campbell, John
E. Jackson, Werner Bohm and

Yoshihiko Miyahara are shown under the heading "Bonus" in the Summary Compensation Table set forth on page 14 and amount paid for all executive officers (including those foregoing named executive officers) as a group was $2,583,707.

If approved by the shareholders, the 1995 Bonus Plan will be effective for the fiscal year which began on October 31, 1994 and for each fiscal year thereafter until terminated. A copy of the 1995 Bonus Plan is attached as Appendix A to this Proxy Statement and this summary of the material terms of the 1995 Bonus Plan is qualified in its entirety by reference to Appendix A.

The Committee can amend the 1995 Bonus Plan to the extent necessary to treat the compensation payable pursuant to the 1995 Bonus Plan as qualified performance-based compensation exempt from the non-deductible limitation of
Section 162(m) of the Internal Revenue Code.

The 1995 Bonus Plan will be administered by the Committee and will remain in effect until terminated by the Committee.

For each fiscal year during the term of the 1995 Bonus Plan (a "Plan Year"), on or before the 90th day of the Plan Year, the Committee will determine the participants in the 1995 Bonus Plan for the Plan Year and establish target levels of cash bonuses, or "Incentive Awards", to be awarded to participants upon the achievement by the Corporation of certain pre-determined financial performance goals. At the October 27, 1994 meeting of the Committee these determinations were made for the current Plan Year.

Participants and proposed target awards for each Plan Year will be recommended to the Committee by Nordson's Chief Executive Officer at the beginning of each Plan Year and the Committee shall approve or, at its discretion, modify those recommendations. Executive officers of Nordson holding any of the positions specified in Exhibit 1 to the 1995 Bonus Plan who are in a position to make significant contributions to the financial success of Nordson will be eligible to participate in the 1995 Bonus Plan. Incentive Awards will be based on a percentage (not to exceed 150%) of each participant's base salary earnings for the applicable Plan Year, provided that the maximum annual dollar award to any participant for the Plan Year which began on October 31, 1994 will be $950,000 and the maximum dollar award for each subsequent plan year will be 107% of the immediately preceding Plan Year. For example, the maximum annual dollar award for the 1996 Plan Year is $1,016,500, and for the 1997 Plan Year is $1,087,655. Carrying this example forward, the maximum award for the 2005 Plan Year would be $1,868,794.

Under the 1995 Bonus Plan, two financial performance components have been established for use in determining whether or not awards will be made under the 1995 Bonus Plan and, if so, the amount of any Incentive Awards. These two performance goals, against which Nordson's financial performance will be measured are Return on Average Invested Capital ("ROAIC") and Profitability (measured by earnings per share) ("EPS"). If the specified minimum performance goals are achieved (8% ROAIC and EPS equal to or greater than the previous fiscal year), an Incentive Award may be made.

Subject to the limitation discussed above, the amount of the Incentive Award will be based on the actual ROAIC and EPS percentages achieved, with ROAIC comprising a 70% weighting in the award and EPS comprising a 30% weighting in the award.

The amount of the Incentive Award otherwise payable under the 1995 Bonus Plan may, in the discretion of Committee, be reduced by up to 20% based on individual performance.

Following the end of the each Plan Year, the Committee will determine each participant's Incentive Award, if any, based on Nordson's performance against the foregoing pre-established performance goals and will certify achievement of those goals prior to payment of any award. Payment of Incentive Awards, if any, will be made in the year following the Plan Year in which the Incentive Award was earned.

The Board recommends a vote "FOR" adoption of the 1995 Bonus Plan.

Approval of the 1995 Bonus Plan requires the affirmative vote of the holders of at least a majority of the votes cast (including abstentions and broker non-votes) on the proposal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Eric Nord, who serves on the Compensation Committee, was formerly President and Chief Executive Officer of the Company.

                              INDEPENDENT AUDITORS

Ernst & Young LLP has been appointed as Nordson's independent auditors for the fiscal year ending October 29, 1995. Ernst & Young LLP or a predecessor has served as Nordson's independent auditors since 1935. A representative of Ernst & Young LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of Nordson's financial statements and records for the fiscal year ended October 30, 1994.

                                    GENERAL

VOTING AT THE MEETING

Shareholders of record at the close of business on January 10, 1995 are entitled to vote at the meeting. On that date, a total of 18,365,253 Nordson Common Shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President, or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, Nordson's shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Nordson's shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by the votes of shareholders exercising a majority of the voting power of the corporation present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

If any of the nominees listed on page 2 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

The Board of Directors knows of no other matters that will be presented at the meeting other than the election of directors and the proposal described above under the heading "PROPOSAL." However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to Nordson on or before October 1, 1995. Nordson will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Nordson may request proxies by telephone or in person. Nordson will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions.

Nordson will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Nordson's Annual Report to Shareholders, including financial statements for the fiscal year ended October 30, 1994, is being mailed to shareholders of record with this Proxy Statement.

                                                      For the Board of Directors

                                                      WILLIAM D. GINN
                                                      Secretary
January 27, 1995

                                                                      APPENDIX A

                              NORDSON CORPORATION

                                1995 MANAGEMENT
                          INCENTIVE COMPENSATION PLAN

1. PLAN OBJECTIVES

The objectives of the Plan are to advance the interests of the corporation and its shareholders by providing executive officers incentive opportunities and to attract, retain and motivate outstanding personnel by:

    a. Providing compensation opportunities that are competitive with those of other corporations of comparable size and value in similar businesses.

    b. Focusing key executives' attention on the accomplishment of specifically identified Corporate objectives.

    c. Establishing incentive pay opportunities appropriate for various levels of individual performance.

2. DEFINITIONS

For purposes of the Plan, the following definitions shall control:

    a. "CORPORATION" -- Nordson Corporation, its Divisions and subsidiaries.

    b. "BOARD" -- The Board of Directors of Nordson Corporation.

    c. "COMMITTEE" -- The Compensation Committee appointed by the Board consisting of non-employee Directors.

    d. "INCENTIVE AWARD" -- Awards made by the Committee under this Plan. All awards will be paid in cash.

    e. "PLAN" -- The 1995 Management Incentive Compensation Plan as adopted by the Board.

    f. "PLAN YEAR" -- The Corporation's fiscal year.

3. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee. The Committee is authorized to interpret the Plan and to establish and amend guidelines necessary for Plan administration. Decisions and determinations of the Committee shall be binding on all persons claiming rights under the Plan.

The Committee can amend the 1995 Bonus Plan to the extent necessary to treat the compensation payable pursuant to the 1995 Bonus Plan as qualified performance-based compensation exempt from the non-deductible limitation of
Section 162(m) of the Internal Revenue Code.

4. DESCRIPTION OF THE PLAN

At the end of each fiscal year the Committee establishes the base salary for executive officers ("Officers") of the Corporation to be in effect the following fiscal year, taking into consideration individual performance, competitive position and salary practices of "peer group" companies. The Committee may also adjust base salaries of Officers from time to time to reflect bona fide promotions or changes in responsibilities. In addition to their base salary, the Officers are also eligible for a cash bonus, the amount of which is established in accordance with the Plan.

The Plan provides for the establishment by the Committee of target award levels of Incentive Awards based on the Corporation's performance against specific pre-determined performance goals. Performance goals are established on a consolidated basis for Corporate performance for each Plan Year.

At the beginning of each Plan Year, the Chief Executive Officer shall submit to the Committee recommendations for the Plan Year which shall include proposed participants and target award levels, and the Committee shall approve or modify these recommendations on or before the 90th day of such Plan Year.

As soon as practicable after the end of the Plan Year, each participant's Incentive Award will be determined based on performance against the pre-established performance objectives, and the Committee will certify achievement and approve the awards before payment is made.

5. PARTICIPANTS

Participants will be selected by the Committee each year from among the Officers of the Corporation. Directors who are employees of the Corporation will be eligible for inclusion.

    a. Awards under this Plan may be made only to Officers of the Corporation who are in a position to make significant contributions to the financial success of the Corporation.

    b. The Chief Executive Officer of the Corporation shall recommend to the Committee, in writing, the Officers who are to be participants under the Plan for each Plan Year.

    c. Participants for each Plan Year shall be those Officers occupying eligible positions as set forth in Exhibit 1, which exhibit may be amended from time to time with approval of the Committee.

    d. Employees who are promoted or hired into an eligible position set forth on Exhibit 1 (as amended from time to time) will participate in the Plan for such first year based on their base pay earnings (pro-rated) at the Corporation for the Plan Year and at the target award level associated with the position.

    e. If, during a Plan Year, a participant shifts between eligible positions set forth on Exhibit 1 (as amended from time to time), the target award level for such participant for such Plan Year will be the average of the target award levels associated with each position held by the participant during the Plan Year based on the number of days in the year that the participant held each position.

    f. In the event of termination of employment during a Plan Year by reason of disability, retirement within the provisions of the Retirement Plan or other policies of the Corporation, plant closing or divestiture of a business unit, the participant shall earn a pro-rata amount based on the time employed prior to termination during the Plan Year and upon the Corporation's actual performance against established targets during the entire Plan Year.

    g. In the event of a death of a participant during the Plan Year, the participant's beneficiary under the Corporation's Pension Plan shall receive a pro-rata amount based on the time employed prior to death during the Plan Year and upon the Corporation's actual performance against established targets during the entire Plan Year.

    h. In the event of termination of employment during a Plan Year for any other reason, participation in the Plan will be as determined by the Committee.

6. TARGET AWARD LEVELS

    a. The target award levels of annual Incentive Awards, expressed as percentages (not to exceed 150%) of each participant's base salary earnings during the Plan Year, will be recommended by the CEO to the Committee for approval, provided that the maximum annual dollar award to any participant for the Plan Year which began on October 31, 1994 will be $950,000 and the maximum dollar award for each subsequent Plan Year will be 107% of the immediately preceding Plan Year. For example, the maximum annual dollar award for the 1996 Plan Year is $1,016,500, and for the 1997 Plan Year is $1,087,655. Carrying this example forward, the maximum award for the 2005 Plan Year would be $1,868,794.

    b. Target award levels shall be established by the Committee for each Plan Year as stated in Section 4.

7. PERFORMANCE FACTORS

For each Plan Year, two Company performance goals have been established, and are used in a formula for calculating individual Incentive Awards. These are as follows:

    a. Return on Average Invested Capital (ROAIC), comprising a 70% weighting in the award calculation, with 8% ROAIC meriting a 0% performance factor, 12% ROAIC meriting a 50% performance factor, 16% ROAIC meriting a 100% performance factor, and 20% ROAIC and above meriting a 150% performance factor; and

    b. Profitability, measured by Earnings Per Share (EPS), comprising a 30% weighting in the award calculation, with an EPS equal to or less than the previous year meriting a 0% performance factor, a 7.5% increase in EPS meriting a 50% performance factor, a 15% increase in EPS meriting a 100% performance factor, and a 30% or higher increase in Earnings Per Share over the previous year meriting a 150% performance factor.

Weighted average performance factors will be determined for participants by the extent of the Corporation's achievement of each of the performance goals for the year. Intermediate points will be determined by interpolation.

8. CALCULATION OF AWARDS

The Incentive Award of a participant for any Plan Year shall be calculated by multiplying the base salary earnings of the participant for the Plan Year (B) times the target award level (TA, expressed as a % of base salary) times the sum of the Return on Average Invested Capital performance factor (ROAIC-PF) multiplied by .7 and the Profitability performance factor (EPS-PF), multiplied by .3. Otherwise expressed:
               Incentive Award=B x TA x (ROAIC-PFx.7 + EPS-PFx.3)

9. PAYMENTS OF AWARDS

    a. Incentive Awards shall be earned and payable in the local currency of the participants and shall be paid in cash not later than the first payroll date in January following the Plan Year in which the Incentive Award was earned.

    b. The Committee will have the authority and responsibility to reduce the actual Incentive Award payable to a participant by up to a maximum of 20% of the calculated Incentive Award, based upon an individual participant's performance.

    c. In the event of the death of a participant, any amounts shall be paid as soon as practicable after the end of the Plan Year to the participant's designated beneficiary as provided in Article 5g.

    d. If termination is by reason of disability or retirement within the provisions of the Retirement Plan or other policies of the Corporation, the date of payment shall be made as determined by the Chief Executive Officer.

10. COMMUNICATION OF THE PLAN

After performance results are known and the Committee certifies achievement, the Chief Executive Officer, or his designee, shall communicate to each participant the specific performance factors, the Incentive Award levels, and the manner in which awards will be paid.

11. TERM OF THE PLAN

The Plan will remain in effect until terminated by the Committee.

                                                                       EXHIBIT 1

                              NORDSON CORPORATION

                           1995 MANAGEMENT INCENTIVE
                               COMPENSATION PLAN

                     ELIGIBLE POSITIONS FOR 1995 PLAN YEAR


- - - President and Chief Executive Officer

- - - Executive Vice President and Chief Operating Officer

- - - Sr. Vice President

- - - Sr. Vice President

- - - Vice President

- - - Vice President

- - - Vice President

- - - Vice President

- - - Vice President -- Corporate Research and Technology

- - - Vice President -- Finance and Controller

- - - Vice President -- Law and Assistant Secretary

- - - Vice President -- Manufacturing

- - - Vice President -- Human Resources

                            YOUR VOTE IS IMPORTANT.
                          PLEASE SIGN, DATE AND RETURN
                                   YOUR PROXY

                                 NORDSON CORPORATION

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 9, 1995
   P         ----------------------------------------------------------
                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
   R
        At the Annual Meeting of Shareholders of NORDSON CORPORATION to be
   O held on March 9, 1995, and at any adjournment, ERIC T. NORD, EVAN W. NORD, and WILLIAM P. MADAR, and each of them, with full power of
   X substitution and revocation, are hereby authorized to represent me and vote all my shares on the following matters:
   Y

           1. Election of three Directors:                                (change of address)
              William D. Ginn, Stephen R. Hardis, and Dr. Jacob O.
              Kamm                                                        --------------------
           2. Approval of the Nordson Corporation 1995 Management         --------------------
              Incentive Compensation Plan.                                --------------------
           3. Any other matter that may properly come before this         --------------------
              meeting.

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                   SIDE

   / X /    PLEASE MARK YOUR                                         SHARES IN YOUR NAME       REINVESTMENT SHARES
            VOTES AS IN THIS
            EXAMPLE.

                     FOR       WITHHELD                            FOR      AGAINST     ABSTAIN
1. Election of      / /        / /        2. Approval of           / /       / /          / /
   Directors                                 the Nordson
   (see reverse)                             Corporation 1995
                                             Management
                                             Incentive
                                             Compensation
                                             Plan

For, except vote withheld from the following nominee(s):

- - --------------------------------------------------------

Unless otherwise specified above, this Proxy will be voted FOR the election as
Directors of the nominees noted on the reverse side and FOR the approval of the
Nordson Corporation 1995 Management Incentive Compensation Plan.
                                                                                         PLEASE DATE, SIGN, AND
                                                                                         RETURN IN THE ENCLOSED ENVELOPE --
                                                                                         NO POSTAGE NECESSARY

     SIGNATURE(S)                                                      DATE
                   -------------------------------------------------         ----------
     SIGNATURE(S)                                                      DATE
                   -------------------------------------------------         ----------
     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
